EXHIBIT 99.5
Ocean Bio-Chem, Inc. Reports Record
Fourth Quarter Sales; 2013 Top Sales
Year in Company’s History

FORT LAUDERDALE, FL, Marketwired – January 16, 2014 -- Ocean Bio-Chem, Inc. (NASDAQ: OBCI), a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets, today is pleased to announce all-time record fourth quarter and full year net sales in 2013.

The fourth quarter 2013 record sales were the fourth consecutive record net sales for the final quarter of the year.  The full year 2013 net sales eclipsed the previous record sales totals accomplished in 2011.

“The strong finish to 2013 is attributable to continued growth of StarTron® in several markets.  The Company also recorded strong growth of sales of both its branded and private marine products in the fourth quarter of 2013.  The Company benefitted from the colder weather around the country, with an increase of sales of our winterizing product group, primarily antifreeze products,” commented Peter Dornau, Ocean Bio-Chem CEO.

Jeff Barocas, Ocean Bio-Chem CFO, commented: “We are especially pleased with our fourth quarter sales record of approximately $7.8 million, compared to $6.9 million in the fourth quarter of 2012, an increase of 13%.  This double digit increase in sales in the fourth quarter is a strong indicator that our increased spending in marketing is having a positive impact on sales.  For the full year 2013, net sales were approximately $32.7 million compared to $31.0 million in 2012, an increase of 5%.  As we continue to increase sales, the percent of marketing and selling expenses should decline as a percent of sales.”

The complete Form 10-K filing of Ocean Bio-Chem financial statements for year 2013 will be available at www.sec.gov no later than March 31, 2014.

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite® StarTron® and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, www.starbrite.com  www.startron.com, and www.nos-guard.com

Forward-looking Statements:

Certain statements contained in this Press Release, including without limitation, our ability to provide required capital to support inventory levels, the effect of price increases in raw materials that are petroleum or chemical based or commodity chemicals on our margins, and the sufficiency of funds provided through operations and existing sources of financing to satisfy our cash requirements constitute forward-looking statements. For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements. Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," or "could," including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry; reliance on certain key customers; changes in consumer demand for marine, recreational vehicle and automotive products; advertising and promotional efforts; exposure to market risks relating to changes in interest rates, foreign exchange rates, prices for raw materials that are petroleum or chemical based and other factors.

Contact:

Peter Dornau
CEO and President
pdornau@starbrite.com
954-587-6280

Jeff Barocas
Vice President & CFO
Jbarocas@starbrite.com
954-587-6280

Paul Knopick
E & E Communications
pknopick@eandecommunications.com
940-262-3584